Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 86 to Registration Statement No. 2-47015 of BlackRock Liquidity Funds (the “Funds”) on Form N-1A of our reports dated December 20, 2007 appearing in the Funds’ Annual Report to Shareholders for the year ended October 31, 2007, appearing in the Funds’ Annual Report to Shareholders of Bear Stearns Money Market Funds for the year ended October 31, 2007, and appearing in the Funds’ Annual Report to Shareholders of Sierra Club Mutual Funds FedFund – Cash Reserve Shares for the year ended October 31, 2007, in the corresponding Statements of Additional Information which are part of such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses which are also a part of such Registration Statement, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Statements of Additional Information.

Deloitte & Touche LLP

Costa Mesa, California

February 21, 2008